Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Ocean Energy, Inc.:

We consent to the incorporation by reference in the Registration Statements (File Nos. 333-68694, 333-32214, 333-47672, 333-44702, 333-39908 and 333-85553) on Form S-8 and the Registration Statements (333-85211, 333-50036, 333-50034 and 333-100308) on Form S-3 of Devon Energy Corporation of our report dated January 28, 2003, with respect to the consolidated balance sheets of Ocean Energy, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report is incorporated in the Form 8-K of Devon Energy Corporation dated April 25, 2003.

Our report refers to a change in the method of accounting for derivative financial instruments, effective January 1, 2001.

KPMG LLP

Houston, Texas
April 25, 2003